12502 West Atlantic Blvd ♦ Coral Springs, Florida 33071

Office (954) 509-0911 ♦ Fax (877) 895-5647

September 25, 2013

Dear Fellow Shareholders of Nutra Pharma:

I wanted to take this opportunity to update you on the status of the Company and briefly outline our goals and expectations for the coming months.

Nutra Pharma Corporation operates as a biotechnology and biopharmaceutical company specializing in the acquisition, licensing, and commercialization of pharmaceutical products and technologies for the management of neurological disorders, autoimmune disorders, and infectious diseases, including Multiple Sclerosis (MS), Human Immunodeficiency Virus (HIV), Adrenomyeloneuropathy (AMN) and Pain. While these treatments are in the Company's clinical pipeline for future development, we announced previously that we had halted our research and development activities to focus on increasing sales of our pain drugs; we are currently marketing our drug products for sale for the treatment of pain under the brand Nyloxin®. As sales of Nyloxin® improve over the next several months, it is our intention to begin the process of re-launching our first product, Cobroxin® back into the retail marketplace. Additionally, the Company plans to launch our Animal Health products for pain in companion animals by the end of 2013.

Our current focus is on the growth of sales for Nyloxin® and the relaunch of our first OTC pain drug, Cobroxin®. In June, we announced that the Company had entered into a licensing agreement with Cobra Pharmaceuticals for the re-launch of Cobroxin®. We have been working diligently with the principles at Cobra Pharmaceuticals and expect the first orders for the product shortly, with the goal of actively marketing Cobroxin® in the fourth quarter of this year.

Over the Summer, we announced that New Vitality, a marketing and distribution company, had begun a radio campaign advertizing Nyloxin® throughout the United States. The radio test represented the first broad exposure to our Nyloxin® brand. The ads ran in major markets across the US over several weeks, with a consumer response that was positive enough to warrant the first orders of product from New Vitality. We have now begun working with them to broaden this campaign and expect to expand the relationship over the coming months. New Vitality expects to enhance their radio campaign with a "long-form" ad that will help to further educate consumers by providing an in-depth view of Nyloxin®. They are also in the planning stages for a television campaign for later this year. Additionally, we have already worked with New Vitality on our launch of Pet Pain-Away, our product for pain in companion animals, with the goal of product distribution by the end of the year.

The Company has also greatly reduced our expenditures by reducing payroll, outsourcing legal, accounting and marketing as well as bringing distribution and fulfillment in-house. These measures have reduced our costs dramatically over the last year.

In closing, we would like our shareholders to understand that we are dedicated to attempting to increase exposure and sales of our pain drugs as our primary short-term goal. Should we be successful in growing sufficient revenues, it will allow the Company to re-engage in our clinical trials and move our drug platform forward in the regulatory process. Our eventual goal over the next several years is the marketing or licensing of our drugs for the treatment of Multiple Sclerosis and HIV/AIDS.

If you haven’t already taken a moment to sign up for our e-mail alerts, be sure to do so by visiting www.NutraPharma.com. Signing up will ensure that you receive the latest news and announcements when they become available. As always, if you have any additional questions or would like more information, please contact our investor relations’ hotline at (877) 895-5647.

Sincerely yours,

Rik J. Deitsch

Chairman and Chief Executive Officer

Nutra Pharma Corporation; Stock Symbol: OTCQB: NPHC

This letter contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Nutra Pharma's ("the Company") business plan. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). This shareholder letter should not be construed as an indication in any way whatsoever of the value of the Company or its common stock. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this shareholder letter and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.